EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
Per item 601(b)(21)(ii) of Regulation S-K, names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 31, 2022. Significant subsidiaries are defined in Rule 1-02(w) of Regulation S-X.

Name of Subsidiary	Incorporated or Organized Under Laws of

United States:
American Flange & Manufacturing Co. Inc.	Delaware
Caraustar Industrial and Consumer Products Group, Inc.	Delaware
Caraustar Recovered Fiber Group, Inc.	Delaware
Container Life Cycle Management LLC	Delaware
Greif Packaging LLC	Delaware
Soterra LLC	Delaware
Tama Paperboard, LLC	Delaware
Delta Petroleum Company, Inc.	Louisiana
The Newark Group, Inc.	New Jersey
Box Board Products, Inc.	North Carolina
Caraustar Mill Group, Inc.	Ohio
CorrChoice (PA) LLC	Pennsylvania

International:
Greif Argentina S.A.	Argentina
Greif Belgium BVBA	Belgium
Greif Embalagens Industrialis Do Brasil Ltda	Brazil
Caraustar Industrial Canada, Inc.	Canada
Greif Embalajes Industriales S.A.	Chile
Greif Huizhou Packaging Co., Ltd.	China
Greif (Shanghai) Packaging Co., Ltd.	China
Greif (Taicang) Packaging Co., Ltd.	China
Greif Czech Republic a.s.	Czech Republic
Greif France SAS	France
Greif Packaging Germany GmbH	Germany
Greif Packaging Plastics Germany GmbH	Germany
Pachmas Packaging Ltd	Israel
Greif Italy SRL	Italy
Greif Malaysia Sdn Bhd	Malaysia
Greif Mexico, S.A. de C.V.	Mexico
Greif Beheer BV	Netherlands
Greif International Holding BV	Netherlands
Greif Netherland B.V.	Netherlands
Greif Tholu B.V.	Netherlands
Greif Poland Sp zoo	Poland
Greif Portugal, S.A.	Portugal
Greif Saudi Arabia Ltd.	Saudi Arabia

Greif Eastern Packaging Pte. Ltd.	Singapore
Greif South Africa Pty Ltd	South Africa
Greif Packaging Spain S.L.	Spain
Greif Sweden AB	Sweden
Greif Mimaysan Ambalaj Sanayi A.S.	Turkey
Greif UK Ltd.	United Kingdom